Exhibit 99.1

FOR IMMEDIATE RELEASE

                                        For further information contact:
                                        Donald A. Williams, President & CEO
                                        Michael J. Janosco Jr., CFO
                                        413-568-1911

Westfield Financial, Inc. Reports Results for the Year and Quarter Ended December 31, 2004

Westfield, Massachusetts, January 26, 2005: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income for the three months ended December 31, 2004 of $1.5 million or $0.16 per diluted share, versus $1.5 million, or $0.14 per diluted share, for the comparable prior year period. Net income for the year ended December 31, 2004 was $6.3 million, or $0.64 per diluted share, versus $3.7 million, or $0.36 per diluted share, for the prior year.

As previously reported, the Company's 2003 results included a charge of $1.45 million representing the additional state tax liability, including interest, relating to the deduction for dividends received from the Bank's real estate investment trust subsidiary for 2002 and prior years.

Donald A. Williams, President and Chief Executive Officer, said, "We continue to execute our strategic plan of growing our commercial business relationships. Commercial real estate loans and commercial and industrial loans increased $22.5 million or 10.4% to $239.1 million at December 31, 2004 from $216.6 million at December 31, 2003." Mr. Williams also stated, "The Board of Directors declared a $0.10 cash dividend on January 25, 2005 to all shareholders of record on February 10, 2005 payable on February 24, 2005."

Net interest and dividend income for the year and three months ended December 31, 2004 was $23.5 million and $6.1 million, respectively, compared with $21.8 million and $5.6 million for the year and three months ended December 31, 2003. Net interest margin for the year and three months ended December 31, 2004 was 3.13% and 3.20%, respectively, compared with 2.86% and 2.88% for the same periods in 2003.

Net gains from sales of securities for the year and three months ended December 31, 2004 were $877,000 and $10,000 respectively. This compares with net gains of $409,000 and $276,000 for the same periods in 2003. This is primarily the result of the Company selling its common stock portfolio in 2004.

The provision for loan losses for the year and three months ended December 31, 2004 was $750,000 and $275,000, compared with $750,000 and $250,000 for the same periods in 2003.


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Noninterest income for the year and three months ended December 31,2004 was
$3.0 million and $767,000, respectively, compared to $2.7 million and $640,000 for the year and three months ended December 31, 2003. Net checking account processing fee income was $1.7 million and $421,000 for the year and three months ended December 31, 2004 as compared to $1.0 million and $275,000 for the same periods in 2003. The increase is a result of new products and services provided to Westfield Bank's checking account customers commencing in the second quarter of 2004. Fees received from the third party mortgage company were $100,000 and $35,000 for the year and three months ended December 30, 2004 as compared to $340,000 and $39,000 for the same periods in 2003. Higher market interest rates resulted in reduced mortgage origination activity and fewer referrals to the third party mortgage company. Fee income from the third party mortgage company in the future may be affected by borrower activity, which generally decreases in rising interest rate environment.

Noninterest expense for the year and three months ended December 31, 2004 was $17.8 million and $4.5 million, respectively, compared to $17.6 million and $4.2 million respectively, for the same periods in 2003.

Total assets increased $1.7 million to $796.9 million at December 31, 2004 from $795.2 million at December 31, 2003. Net loans during this period increased by $23.6 million, or 6.8%, to $368.6 million at December 31, 2004 from $345.0 million at December 31, 2003. Securities for the year ended December 31, 2004 decreased $28.7 million, or 7.9%, to $334.9 million at December 31, 2004 from $363.6 million at December 31, 2003.

Total deposits decreased $19.8 million from $632.4 million at December 31, 2003 to $612.6 million at December 31, 2004. The decrease in deposits was primarily the result of a decrease of $21.1 million in term deposits, which were $313.1 million at December 31, 2004. The strategic plan calls for a lesser reliance on term deposits.

The decrease in deposits was offset by increases in customer repurchase agreements and Federal Home Loan Bank borrowings. Customer repurchase agreements increased $2.5 million from $12.1 million at December 31, 2003 to $14.6 million at December 31, 2004. Federal Home Loan Bank borrowings increased $25.0 million to $45.0 million at December 31, 2004 to take advantage of the current interest rate environment.

Stockholders' equity at December 31, 2004 and December 31, 2003 was $118.1 million and $124.8 million, respectively, representing 14.8% and 15.7% of total assets. The change is comprised of net income and $6.3 million for the year ended December 31, 2004, the net repurchase of 567,788 shares of common stock for $12.0 million, and the declaration by the Board of Directors of quarterly dividends aggregating $1.7 million.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                                 December 31    December 31
                                                                     2004           2003

Total assets                                                      $796,903       $795,216
Securities held to maturity                                        246,600        261,610
Securities available for sale                                       88,284        101,983
Stock in Federal Home Loan Bank of Boston                            4,237          4,237

Loans                                                              373,828        349,622
Allowance for loan losses                                            5,227          4,642
                                                                  --------       --------
Net loans                                                          368,601        344,980

Total deposits                                                     612,621        632,431

Federal home loan bank advances                                     45,000         20,000

Stockholders' equity                                               118,051        124,804

Book value per share                                                 12.43          12.50

Other Data:

Nonperforming loans                                               $  2,171       $  1,768

Nonperforming loans as a percentage of total assets                   0.27%          0.22%

Nonperforming loans as a percentage of total loans                    0.58%          0.51%

Allowance for loan losses as a percent of nonperforming Loans          241%           263%

Allowance for loan losses as a percentage of total loans              1.40%          1.33%

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                             Three Months Ended             Year Ended
                                                December 31,               December 31,

                                             2004         2003          2004         2003
                                             ----         ----          ----         ----

Interest and dividend income              $   8,858    $    8,577    $  34,428    $   35,635
Interest expense                              2,790         3,006       10,913        13,858
                                          ---------    ----------    ---------    ----------

Net interest and dividend income              6,068         5,571       23,515        21,777
Provision for loan losses                       275           250          750           750
                                          ---------    ----------    ---------    ----------

Net interest and dividend income after
 provision for loan losses                    5,793         5,321       22,765        21,027
Net gains on sales or writedowns
 on securities available for sale                10           276          877           409
Noninterest income                              767           640        3,019         2,665
Noninterest expense                           4,527         4,206       17,776        17,630
                                          ---------    ----------    ---------    ----------

Income before income taxes                    2,043         2,031        8,885         6,471
Income taxes                                    514           558        2,562         2,820
                                          ---------    ----------    ---------    ----------
Net income                                $   1,529    $    1,473    $   6,323    $    3,651
                                          =========    ==========    =========    ==========

Basic earnings per share                  $    0.16    $     0.15    $    0.65    $     0.36

Average shares outstanding                9,493,478     9,995,794    9,705,856    10,036,653

Diluted earnings per share                $    0.16    $     0.14    $    0.64    $     0.36

Diluted average shares outstanding        9,718,667    10,223,263    9,929,516    10,212,975

Other Data:

Return on Average Assets (1)                   0.76%         0.72%        0.79%         0.45%

Return on Average Equity (1)                   5.19%         4.71%        5.24%         2.94%

Net Interest Margin                            3.20%         2.88%        3.13%         2.86%

<F1>  Three month results have been annualized.


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